Exhibit 99.1

             For immediate release:

Bank of Commerce Holdings, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™ announces cash dividend of $0.23 per share

REDDING, California, September 22, 2004/ PR Newswire— Michael C. Mayer, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $424 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™ today announced a $0.23 cents per share dividend. The dividend represents a 6.2% increase over the prior year.

The dividend will be paid to shareholders of record as of October 1, 2004, payable on October 22, 2004.

Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, a division of Redding Bank of Commerce and Bank of Commerce Mortgage™, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has four full service offices. The full-service offices are located in Redding, California, and Roseville Bank of Commerce at Eureka, a division of RBC, is located in Roseville, California and the Roseville Bank of Commerce at Sunrise, a division of RBC located in Citrus Heights, California. Bank of Commerce Mortgage operates a full-service mortgage brokerage located at 1024 Mistletoe Lane, Redding, California.

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